THORNBURG INVESTMENT TRUST 485BPOS

Exhibit 99.(h)(11)

THIRD SUPPLEMENT TO FOURTH RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

OF

THORNBURG INVESTMENT TRUST

In accordance with paragraphs 4 and 6 of the Fourth Restated Administrative Services Agreement made as of September 19, 2023 between Thornburg Investment Trust and Thornburg Investment Management, Inc., the Fourth Restated Administrative Services Agreement is made applicable to ETF Class Shares of each of Thornburg American Opportunities Fund (formerly, Thornburg Small/Mid Cap Core Fund) and Thornburg Focus Growth Fund (formerly, Thornburg Small/Mid Cap Growth Fund), effective March 4, 2026.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish Bhatt